News Release

Apollo Group, Inc.
4615 E. Elwood St.
Phoenix, AZ 85040
(800) 990-APOL
(480) 379-3503 fax
Internet:
www.apollogrp.edu
www.phoenix.edu
www.uopxonline.com
www.ipd.org
www.fp.edu
www.wintu.edu

Company Contact:
 Kenda B. Gonzales
 Chief Financial Officer
 (800) 990-APOL
 Email:
 kenda.gonzales@apollogrp.edu

Investor Relations Contact:
 Janess Pasinski
 Apollo Group, Inc.
 (800) 990-APOL
 Email:
 janess.pasinski@apollogrp.edu

Press Contact:
 Ayla Dickey
 Apollo Group, Inc
 (480) 557-2952
 Email:
 ayla.dickey@apollogrp.edu

APOLLO GROUP, INC. ANNOUNCES AGREEMENT REACHED WITH
DEPARTMENT OF LABOR

Phoenix, Arizona, June 16, 2004 — Apollo Group, Inc. (NASDAQ: APOL, UOPX) today reported that it has reached an agreement with the Department of Labor regarding the exemption status of University of Phoenix Online enrollment advisors. The Company and the Department have worked together for the past several months to resolve this issue. The resolution includes a payment between $2 million and $3 million by the Company. The Company had previously reserved the full amount expecting to resolve this issue sometime during their current fiscal year.

     Todd S. Nelson, President and CEO said, “We truly appreciate the professionalism demonstrated by Department of Labor officials in resolving this complex issue for our University of Phoenix Online employees. We believe this resolution will help improve the performance of many of our University of Phoenix Online employees.”

     Apollo Group, Inc. has been providing higher education programs to working adults for more than 25 years. Apollo Group, Inc. operates through its subsidiaries The University of Phoenix Inc., Institute for Professional Development, The College for Financial Planning Institutes Corp., and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 75 campuses and 125 learning centers in 38 states, Puerto Rico and Vancouver, British Columbia. Combined degree enrollment was 227,800 students as of February 29, 2004.

     For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the World Wide Web at http://www.apollogrp.edu.